UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K
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CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 9, 2005

Hibbett Sporting Goods, Inc.
(Exact Name Of Registrant As Specified In Its Charter)

Delaware  (State of Incorporation)

000-20969	63-1074067
Commission	(I.R.S. Employer
file number:	Identification No.)

451 Industrial Lane
Birmingham, Alabama 35211
(Address of Principal Executive Offices)

(205) 942-4292
 (Registrant’s telephone number, including area code)

Item 2.02. Results of Operations and Financial Condition.

        Hibbett Sporting Goods, Inc. released its preliminary results for the thirteen-week and period ended January 29, 2005, in a press release issued on March 9, 2005.

        The information in this Item, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section. It may be incorporated by reference in another filing under the Exchange Act or Securities Act of 1933 if such subsequent filing specifically references this Form 8-K.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a)     As disclosed in its press release on March 9, 2005, the Company will restate certain of its previously filed annual and quarterly financial statements. This decision is the result of a review of the Company’s accounting for lease transactions. After consultation with its Audit Committee and the Company’s independent registered public accountants, KPMG, LLP, the Company concluded on March 9, 2005, that it will restate certain financial statements in relation to its accounting for three types of leasing transactions. First, historically, construction allowances have been recorded as reductions to property and equipment and depreciation expense, rather than being recorded on the balance sheet as a deferred credit and amortized over the life of the lease, as a reduction to rent expense. The Company’s statements of cash flows reflected construction allowances as a reduction of capital expenditures within “investing activities” rather than as “operating activities.” Second, the Company had excluded the build-out period of its stores from its straight-line rent expense calculations. Finally, the Company had amortized leasehold improvements over the useful economic life, as opposed to the non-cancelable lease term. All necessary corrections and restated financial statements for fiscal 2005, fiscal 2004 and fiscal 2003 are expected to be completed to allow the Company to timely file its Form 10-K for the fiscal year ended January 29, 2005. Accordingly, the previously issued consolidated financial statements for the fiscal years ended January 31, 2004, and February 1, 2003, and the interim periods ended October 30, 2004, July 31, 2004, and May 1, 2004, should not be relied upon.

        Further, the Unaudited Statements of Operations for the thirteen week periods ended January 29, 2005, and January 31, 2004, and the 52 week periods ended January 29, 2005, and January 31, 2004, as contained in the press release issued March 9, 2005, are subject to adjustment for the lease related issues as described in the press release.

Item 7.01. Regulation FD Disclosures.

        The information contained in Item 2.02 (including disclaimer) is incorporated by reference into this item 7.01.

Item 9.01. Financial Statements and Exhibits.

      (c) Exhibits.

        These exhibits are furnished pursuant to Item 2.02 and Item 7.01, respectively and shall not be deemed to be “filed”.

Exhibit No.                                    Description

       99.1                                         Press Release Dated March 9, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIBBETT SPORTING GOODS, INC. By /s/ Gary A.Smith Gary A. Smith Vice President and Chief Financial Officer
March 10, 2005

EXHIBIT INDEX

Exhibit No. Description 99.1 Press Release Dated March 9, 2005 EXHIBIT 99.1 (Hibbett Sporting Goods, Inc. Letterhead)

Contact: Gary Smith Chief Financial Officer (205) 942-4292

HIBBETT REPORTS PRELIMINARY FOURTH QUARTER RESULTS

•  Comparable Store Sales Up 5.2%
•  Record Earnings per Share Increases 29.6%
•  Fiscal 2006 Earnings Guidance Reflects 18% to 23% Growth
•  Change in Lease Related Accounting

BIRMINGHAM, Ala. (March 9, 2005) – Hibbett Sporting Goods, Inc. (NASDAQ/NM: HIBB), a sporting goods retailer, today announced preliminary results for the fourth quarter and fiscal year ended January 29, 2005. The Company also announced that fourth quarter and fiscal year earnings, and earnings for certain prior periods, are subject to adjustment based on the outcome of a pending review of its lease related accounting.

Financial Highlights

        Net sales for the 13-week period ended January 29, 2005, increased 17.4% to $107.1 million compared with $91.2 million for the 13-week period ended January 31, 2004. Comparable store sales increased 5.2% in the fourth quarter of fiscal 2005. Preliminary net income for the fourth fiscal quarter increased 26.8% to $8.2 million compared with $6.5 million in the fourth fiscal quarter of last year. Earnings per diluted share increased 29.6% to $0.35 compared with $0.27 in the prior year.

        Net sales for the 52-week period ended January 29, 2005, increased 17.6% to $377.5 million compared with $321.0 million for the 52-week period ended January 31, 2004. Comparable store sales increased 5.7% in fiscal 2005. Preliminary net income for fiscal 2005 increased 25.6% to $25.6 million compared with $20.3 million in fiscal 2004. Earnings per diluted share increased 24.4% to $1.07 from $0.86 in the prior year.

        Comparable store net sales data reflects sales for our Hibbett Sports and Sports Additions stores open through the 13-week and 52-week periods and the corresponding periods of the prior fiscal year.

        For the quarter, the Company opened a net of 14 new stores. For the year, the Company opened a net of 54 new stores, bringing the store base to 482 in 22 states. Hibbett plans to open a net of approximately 70 new stores in fiscal 2006, including approximately 14 in the first quarter.

        Mickey Newsome, Chairman, President and Chief Executive Officer, stated, “For the first time in our history, we exceeded the $100 million mark for quarterly sales. This achievement reflects the strong performance of both new and existing stores and continued momentum in athletic footwear and team equipment. Footwear and team equipment comps were up double-digits. The apparel category was down mid single-digits as we continued to comp against very strong pro licensed apparel from a year ago.”

        “Stronger than planned sales, the leveraging of occupancy, operating and administrative costs as well as continued efficiencies at our distribution center were the primary drivers behind achieving the 12 percent operating margin in the quarter. Also, with the emphasis on high levels of customer service throughout our stores on a daily basis and with a focus on achieving full margin, we believe we have a proven and profitable store model that can lead us to continued earnings growth as we execute our new store growth plans.”

Changes in Lease Related Accounting

        On February 7, 2005, the Office of the Chief Accountant of the Securities and Exchange Commission issued a letter regarding certain accounting issues for operating leases and leasehold improvements. Like many other companies in the retail industry, the Company has further evaluated its accounting practices and has, accordingly, determined to change the way it accounts for build-out periods, construction allowances and the depreciation of leasehold improvements.

        The results presented in this press release exclude these changes. The Company currently believes that the necessary adjustments will reduce net income per diluted share for fiscal year 2005 by $0.01 to $0.03 and $0.02 to $0.04 for fiscal year 2004. This estimate is subject to change as the Company completes its internal review and its independent registered public accountants complete its audit for fiscal 2005.

        The Company expects to change its historical accounting practices in the following ways:

o	Construction allowances have been recorded as reductions to property and equipment and depreciation expense, rather than being recorded on the balance sheet as a deferred credit and amortized over the life of the lease as a reduction to rent expense.

o	The Company’s statements of cash flows reflected construction allowances received as a reduction of capital expenditures within “investing activities” rather than as “operating activities.”

o	The Company had excluded the build-out period of its stores from its straight-line rent expense calculations.

o	The Company has historically depreciated leasehold improvements over its useful economic life, as opposed to the non-cancelable lease term. The Company now plans to retroactively restate the estimated useful lives of leasehold improvements to conform to the lesser of the useful life or the non-cancelable term of the lease.

        The Company has determined it will review and restate its financial statements for fiscal 2005, fiscal 2004 and fiscal 2003 to implement these corrections. The Company expects to complete its review in conjunction with the completion of the regular audit of its fiscal 2005 financial statements and to timely file its Form 10-K for the fiscal year ended January 29, 2005.

Fiscal 2006 Outlook

        For the first quarter ending April 30, 2005, the Company expects to report earnings per diluted share of approximately $0.38 to $0.42 and a comparable store sales increase in the mid to high single-digit range compared with earnings of $0.34 per diluted share in the prior-year period. Guidance for fiscal 2006 is estimated at approximately $1.26 to $1.32 per diluted share and a comparable store sales increase in the range of 4% to 5%. This guidance excludes any effect of SFAS No. 123(R), “Share Based Payment” related to the recognition of stock-based compensation expense, which will not be effective until the third quarter of fiscal 2006, which has yet to be determined. This estimate reflects the proper accounting for leases.

    Mr. Newsome added, “Heading into what has historically been a very strong quarter of the year, we are pleased to see that February comps are in the high single-digit range. New store openings in the first quarter are expected to exceed the number of openings in the first quarter a year ago. This accelerated schedule is related somewhat to the carryover of delayed fourth quarter openings, but it also reflects our ability to continue to find attractive Hibbett-type opportunities.”

        The per share results reported for all periods presented herein reflect the effect of the three-for-two stock split that was distributed on April 16, 2004, to stockholders of record on April 1, 2004.

Stock Repurchase

        In August, the Board of Directors authorized the repurchase of up to $30.0 million of the Company’s common stock. On November 18, 2004, the Board of Directors increased this maximum authorization to $40.0 million. During the fourth quarter, the Company repurchased 480,000 shares bringing the total shares repurchased for fiscal 2005 to 845,400 shares for a total expenditure of approximately $19.1 million.

Investor Conference Call and Simulcast

        Hibbett Sporting Goods, Inc. will conduct a conference call at 10:00 a.m. EST on March 10, 2005, to discuss the fourth quarter results. The number to call for this interactive teleconference is (913) 981-5510. A replay of the conference call will be available until March 17th, by dialing (719) 457-0820 and entering the passcode, 6065104.

        The Company will also provide an online Web simulcast and rebroadcast of its fiscal 2005-fourth quarter conference call. The live broadcast of Hibbett’s quarterly conference call will be available online at www.streetevents.com and www.fulldisclosure.com on March 10, 2005, beginning at 10:00 a.m. EST. The online replay will follow shortly after the call and continue through March 24, 2005.

        Hibbett Sporting Goods, Inc. operates sporting goods stores in small to mid-sized markets, predominantly in the Southeast, Mid-Atlantic and Midwest. The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in enclosed malls and dominant strip centers.

A WARNING ABOUT FORWARD LOOKING STATEMENTS: Certain matters discussed in this press release are “forward looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995. Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate. For example, our forward looking statements include statements regarding likely adjustments to prior results, company growth, store opening plans, sales (including comparable store sales), earnings expectations and our ability to make future filings on a timely basis. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition, as well as our on-going review of lease accounting issues. For a complete description of these factors, as well as others which could affect our business, you should carefully review the “Risk Factors,” “Business,” and “MD&A” sections in our Annual Report on Form 10-K filed on April 15, 2004, our Quarterly Report on Form 10-Q filed December 9, 2004, and our most recent prospectus supplement filed May 2, 2003. In addition, our estimates of annual earnings for fiscal 2006 do not reflect the impact of Financial Accounting Standard 123(R) regarding share-based payments and include only preliminary estimates regarding our announced change in lease accounting. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

HIBBETT SPORTING GOODS, INC. AND SUBSIDIARIES
UNAUDITED STATEMENTS OF OPERATIONS
Excluding Lease Accounting Adjustments
(Dollars In Thousands, Except Share and Per Share Amounts)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 29, 2005	January 31, 2004	January 29, 2005	January 31, 2004
Net Sales	$107,081	$91,222	$377,534	$320,964
Cost of goods sold,
including warehouse, distribution
and store occupancy costs	72,397	62,216	257,011	218,565

Gross profit	34,684	29,006	120,523	102,399

Store operating, selling and
administrative expenses	19,725	16,943	72,638	63,194

Depreciation and amortization	2,044	1,897	7,620	7,267

Operating income	12,915	10,166	40,265	31,938

Interest income	166	31	475	106

Income before provision for income taxes	13,081	10,197	40,740	32,044

Provision for income taxes	4,873	3,722	15,176	11,696

Net income	$8,208	$6,475	$25,564	$20,348

Basic earnings per share	$0.36	$0.28	$1.10	$0.88

Diluted earnings per share	$0.35	$0.27	$1.07	$0.86

Weighted average shares outstanding:
Basic	22,865	23,214	23,237	23,014

Diluted	23,351	23,855	23,794	23,598

Selected Unaudited Balance Sheet Items

(In thousands)

	January 29, 2005	January 31, 2004
Cash and cash equivalents	$58,342	$41,963
Inventories	103,009	94,777

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